Exhibit 99.1
EPR Properties Reports Third Quarter 2024 Results

Kansas City, MO, October 30, 2024 -- EPR Properties (NYSE:EPR) today announced operating results for the third quarter ended September 30, 2024 (dollars in thousands, except per share data):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023 (2)	2024	2023 (2)
Total revenue	$180,507	$189,384	$520,834	$533,687
Net income available to common shareholders	40,618	50,228	136,357	109,412
Net income available to common shareholders per diluted common share	0.53	0.66	1.80	1.45
Funds From Operations as adjusted (FFOAA)(1)	100,382	113,156	279,620	306,954
FFOAA per diluted common share (1)	1.30	1.47	3.64	4.00
Adjusted Funds From Operations (AFFO)(1)	99,309	113,333	277,270	312,168
AFFO per diluted common share (1)	1.29	1.47	3.61	4.07

Note: Each of the measures above include deferred rent and interest collections from cash basis customers that were recognized as revenue of $19.3 million for the three months ended September 30, 2023 and $0.6 million and $35.7 million for the nine months ended September 30, 2024 and 2023, respectively.
(1) A non-GAAP financial measure.
(2) Each measure for 2023, except for AFFO and AFFO per diluted share, includes $2.1 million of additional straight-line rent revenue related primarily to recording a straight-line rent receivable for Regal ground leases in connection with reestablishing accrual basis accounting for Regal at August 1, 2023.
Third Quarter Company Headlines
•New $1.0 Billion Revolving Credit Facility - In September 2024, the Company entered into a new amended and restated $1.0 billion revolving credit facility that matures in October 2028 with options to extend for a total of 12 additional months, subject to conditions.
•Executes on Investment Pipeline - During the third quarter of 2024, the Company's investment spending totaled $82.0 million, bringing year-to-date investment spending to $214.6 million. Additionally, the Company has committed approximately $150.0 million for experiential development and redevelopment projects, which is expected to be funded over the next two years.
•Strong Liquidity Position - As of September 30, 2024, the Company had cash on hand of $35.3 million, $169.0 million outstanding on its $1.0 billion unsecured revolving credit facility and a consolidated debt profile that is all at fixed rates with only $300.0 million maturing through December 31, 2025.
•Updates 2024 Guidance - The Company is narrowing FFOAA per diluted common share guidance for 2024 to a range of $4.80 to $4.92 from a range $4.76 to $4.96, representing an increase of 3.2% at the midpoint over 2023 after excluding the impact from both years of out-of-period deferred rent and interest collections from cash-basis customers included in income. The Company is also narrowing investment spending guidance for 2024 to a range of $225.0 million to $275.0 million from a range of $200.0 million to $300.0 million, and updating disposition proceeds guidance to a range of $70.0 million to $100.0 million from a range of $60.0 million to $75.0 million. Additional earnings guidance detail can be found on page 24 in the Company's supplemental information package available in the Investor Center of the Company's website located at https://investors.eprkc.com/earnings-supplementals.

“In the third quarter, we made meaningful progress in further positioning the Company for continued growth,” stated Company Chairman and CEO Greg Silvers. “We entered into a new $1.0 billion revolving credit facility, which further enhances our already strong liquidity position with more favorable terms. Our investment strategy remains on track, including recycling proceeds from the sale of non-core assets into diversified experiential assets. With a promising future box office forecast, sustained consumer demand in our customer categories, a strong balance sheet, and our unique ability to source differentiated high-quality experiential assets, we believe that we are well-positioned to deliver long-term value for our shareholders."

Amended Credit Agreement and Series A Private Placement Note Payoff
On September 19, 2024, the Company entered into a Fourth Amended, Restated and Consolidated Credit Agreement (the "Amended Credit Agreement"). The Amended Credit Agreement amended, restated and replaced the Company’s prior senior unsecured revolving credit facility. The Amended Credit Agreement, among other things (i) extended the maturity date of the revolving credit facility; (ii) generally reduced the interest rate payable on outstanding loans; (iii) eliminated the tangible net worth covenant; (iv) modified the secured debt to total assets financial covenant to permit increased secured debt if the Company so elects; and (v) modified and simplified the capitalization rates used to value assets under the facility.

The Amended Credit Agreement provides for an initial maximum principal amount of borrowing availability of $1.0 billion and contains an accordion feature under which the Company may increase the total maximum principal amount available by $1.0 billion, to a total of $2.0 billion, subject to lender consent. The new credit facility matures on October 2, 2028. The Company has two options to extend the maturity date of the new credit facility by an additional six months each (for a total of 12 months), subject to applicable fees and the absence of any default.

On August 22, 2024, the Company repaid its $136.6 million Series A unsecured private placement notes due 2024 using funds available under its $1.0 billion senior unsecured revolving credit facility.

Investment Update
The Company's investment spending during the three months ended September 30, 2024 totaled $82.0 million, bringing the total investment spending for the nine months ended September 30, 2024 to $214.6 million. Investment spending for the quarter included $52.0 million for the financing of a fitness & wellness property in Colorado as well as experiential build-to-suit development and redevelopment projects.

As of September 30, 2024, the Company has committed approximately $150.0 million in additional spending for experiential development and redevelopment projects, which is expected to be funded over the next two years. The Company will continue to be more selective in making investments, utilizing cash on hand, excess cash flow, disposition proceeds and borrowings under our line of credit, until such time as the Company's cost of capital improves.

Strong Liquidity Position
The Company remains focused on maintaining strong liquidity and financial flexibility. At September 30, 2024, the Company had $35.3 million of cash on hand, $169.0 million outstanding on its $1.0 billion unsecured revolving credit facility and a consolidated debt profile that is all at fixed rates with only $300.0 million maturing through December 31, 2025.

Capital Recycling
During the third quarter of 2024, the Company completed the sale of two theatre properties and one early childhood education center for net proceeds totaling $8.7 million and recognized a loss on sale of $3.4 million for the quarter. The Company recognized a net gain on sale of $16.0 million during the nine months ended September 30, 2024 on disposition proceeds totaling $65.1 million.

Impairment Charges on Joint Ventures
During and subsequent to the third quarter of 2024, two experiential lodging properties located in St. Pete Beach, Florida, in which the Company holds as equity investments through joint ventures, were significantly damaged by two weather events. On September 26, 2024, Hurricane Helene made landfall on St. Pete Beach as a Category 3 storm and damaged the joint ventures' experiential lodging properties. On October 9, 2024, further damage was caused by Hurricane Milton. The properties will remain closed as the joint ventures continue to assess and repair damage and the Company does not anticipate that the properties will re-open until well into 2025. The Company plans to work in good faith with its joint venture partners, the non-recourse debt provider and the insurance companies to identify a path forward which the Company expects will result in the eventual removal of both experiential lodging properties from the Company's portfolio. Accordingly, the Company determined that its investment in these joint ventures was not recoverable and during the third quarter of 2024, recognized $12.1 million in impairment charges on these joint ventures to fully write-off their carrying values.

Portfolio Update
The Company's total assets were $5.7 billion (after accumulated depreciation of approximately $1.5 billion) and total investments (a non-GAAP financial measure) were $6.9 billion at September 30, 2024, with Experiential investments totaling $6.4 billion, or 93%, and Education investments totaling $0.5 billion, or 7%.

The Company's Experiential portfolio (excluding property under development and undeveloped land inventory) consisted of the following property types (owned or financed) at September 30, 2024:
•159 theatre properties;
•58 eat & play properties (including seven theatres located in entertainment districts);
•24 attraction properties;
•11 ski properties;
•seven experiential lodging properties;
•22 fitness & wellness properties;
•one gaming property; and
•one cultural property.

As of September 30, 2024, the Company's owned Experiential portfolio consisted of approximately 19.5 million square feet, which includes 0.4 million square feet of properties the Company intends to sell. The Experiential portfolio, excluding the properties the Company intends to sell, was 99% leased and included a total of $76.9 million in property under development and $20.2 million in undeveloped land inventory.

The Company's Education portfolio consisted of the following property types (owned or financed) at September 30, 2024:
•60 early childhood education center properties; and
•nine private school properties.

As of September 30, 2024, the Company's owned Education portfolio consisted of approximately 1.3 million square feet, which includes 39 thousand square feet of properties the Company intends to sell. The Education portfolio, excluding the properties the Company intends to sell, was 100% leased.

The combined owned portfolio consisted of 20.8 million square feet and was 99% leased excluding the 0.4 million square feet of properties the Company intends to sell.

Dividend Information
The Company declared regular monthly cash dividends during the third quarter of 2024 totaling $0.855 per common share, which represents an annualized dividend of $3.42 per common share, an increase of 3.6% over the prior year's annualized dividend (based on the monthly dividend at the end of the prior year).

Additionally, the Company declared its regular quarterly dividends to preferred shareholders of $0.359375 per share on both the Company's 5.75% Series C cumulative convertible preferred shares and Series G cumulative redeemable preferred shares and $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares.

2024 Guidance
(Dollars in millions, except per share data):

	Current			Prior
Net income available to common shareholders per diluted common share	$2.40	to	$2.52	$2.58	to	$2.78
FFOAA per diluted common share	$4.80	to	$4.92	$4.76	to	$4.96
Investment spending	$225.0	to	$275.0	$200.0	to	$300.0
Disposition proceeds	$70.0	to	$100.0	$60.0	to	$75.0

The Company is narrowing its 2024 earnings guidance for FFOAA per diluted common share to a range of $4.80 to $4.92 from a range of $4.76 to $4.96, representing an increase of 3.2% at the midpoint over 2023 after excluding the impact from both years of out-of-period deferred rent and interest collections from cash-basis customers included in income. The 2024 guidance for FFOAA per diluted common share is based on a FFO per diluted common share range of $4.76 to $4.88 adjusted for retirement and severance expense, transaction costs, provision (benefit) for credit losses, net, and deferred income tax expense. FFO per diluted common share for 2024 is based on a net income available to common shareholders per diluted common share range of $2.40 to $2.52 plus impairment charges of $0.16, estimated real estate depreciation and amortization of $2.17, allocated share of joint venture depreciation of $0.13 and impairment charges on joint ventures of $0.16, less estimated gain on sale of real estate of $0.21 and the impact of Series C and Series E dilution of $0.05 (in accordance with the NAREIT definition of FFO).

Additional earnings guidance detail can be found in the Company's supplemental information package available in the Investor Center of the Company's website located at https://investors.eprkc.com/earnings-supplementals.

Conference Call Information
Management will host a conference call to discuss the Company's financial results on October 31, 2024 at 8:30 a.m. Eastern Time. The call may also include discussion of Company developments and forward-looking and other material information about business and financial matters. The conference will be webcast and can be accessed via the Webcasts page in the Investor Center on the Company's website located at https://investors.eprkc.com/webcasts. To access the audio-only call, visit the Webcasts page for the link to register and receive dial-in information and a PIN providing access to the live call. It is recommended that you join 10 minutes prior to the start of the event (although you may register and dial-in at any time during the call).

You may watch a replay of the webcast by visiting the Webcasts page at https://investors.eprkc.com/webcasts.

Quarterly Supplemental
The Company's supplemental information package for the third quarter and nine months ended September 30, 2024 is available in the Investor Center on the Company's website located at https://investors.eprkc.com/earnings-supplementals.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Rental revenue	$148,677	$163,940	$436,051	$467,401
Other income	17,419	14,422	43,874	33,879
Mortgage and other financing income	14,411	11,022	40,909	32,407
Total revenue	180,507	189,384	520,834	533,687
Property operating expense	14,611	14,592	43,958	42,719
Other expense	15,631	13,124	43,440	31,235
General and administrative expense	11,935	13,464	37,863	42,677
Retirement and severance expense	—	—	1,836	547
Transaction costs	175	847	375	1,153
Provision (benefit) for credit losses, net	(770)	(719)	2,371	(407)
Impairment charges	—	20,887	11,812	64,672
Depreciation and amortization	42,795	42,432	124,738	127,341
Total operating expenses	84,377	104,627	266,393	309,937
(Loss) gain on sale of real estate	(3,419)	2,550	15,989	1,415
Income from operations	92,711	87,307	270,430	225,165
Costs associated with loan refinancing or payoff	337	—	337	—
Interest expense, net	32,867	31,208	97,338	94,521
Equity in loss (income) from joint ventures	851	(533)	5,384	2,067
Impairment charges on joint ventures	12,130	—	12,130	—
Income before income taxes	46,526	56,632	155,241	128,577
Income tax (benefit) expense	(124)	372	780	1,060
Net income	$46,650	$56,260	$154,461	$127,517
Preferred dividend requirements	6,032	6,032	18,104	18,105
Net income available to common shareholders of EPR Properties	$40,618	$50,228	$136,357	$109,412
Net income available to common shareholders of EPR Properties per share:
Basic	$0.54	$0.67	$1.80	$1.45

Diluted	$0.53	$0.66	$1.80	$1.45
Shares used for computation (in thousands):
Basic	75,723	75,325	75,604	75,236
Diluted	76,108	75,816	75,945	75,655

EPR Properties
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	September 30, 2024	December 31, 2023
Assets
Real estate investments, net of accumulated depreciation of $1,546,509 and $1,435,683 at September 30, 2024 and December 31, 2023, respectively	$4,534,450	$4,537,359
Land held for development	20,168	20,168
Property under development	76,913	131,265
Operating lease right-of-use assets	175,451	186,628
Mortgage notes and related accrued interest receivable, net	657,636	569,768
Investment in joint ventures	32,426	49,754
Cash and cash equivalents	35,328	78,079
Restricted cash	2,992	2,902
Accounts receivable	79,726	63,655
Other assets	74,072	61,307
Total assets	$5,689,162	$5,700,885
Liabilities and Equity
Accounts payable and accrued liabilities	$99,334	$94,927
Operating lease liabilities	214,809	226,961
Dividends payable	29,843	31,307
Unearned rents and interest	88,503	77,440
Debt	2,852,970	2,816,095
Total liabilities	3,285,459	3,246,730
Total equity	$2,403,703	$2,454,155
Total liabilities and equity	$5,689,162	$5,700,885

Non-GAAP Financial Measures

Funds From Operations (FFO), Funds From Operations As Adjusted (FFOAA) and Adjusted Funds From Operations (AFFO)
The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. Pursuant to the definition of FFO by the Board of Governors of NAREIT, the Company calculates FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from disposition of real estate and impairment losses on real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. The Company has calculated FFO for all periods presented in accordance with this definition.

In addition to FFO, the Company presents FFOAA and AFFO. FFOAA is presented by adding to FFO retirement and severance expense, transaction costs, provision (benefit) for credit losses, net, costs associated with loan refinancing or payoff, preferred share redemption costs and impairment of operating lease right-of-use assets and subtracting sale participation income, gain on insurance recovery and deferred income tax (benefit) expense. AFFO is presented by adding to FFOAA non-real estate depreciation and amortization, deferred financing fees amortization and share-based compensation expense to management and Trustees; and subtracting amortization of above and below market leases, net and tenant allowances, maintenance capital expenditures (including second generation tenant improvements and leasing commissions), straight-lined rental revenue (removing the impact of straight-lined ground sublease expense), the non-cash portion of mortgage and other financing income and the allocated share of joint venture non-cash items.

FFO, FFOAA and AFFO are widely used measures of the operating performance of real estate companies and are provided here as supplemental measures to GAAP net income available to common shareholders and earnings per share, and management provides FFO, FFOAA and AFFO herein because it believes this information is useful to investors in this regard. FFO, FFOAA and AFFO are non-GAAP financial measures. FFO, FFOAA and AFFO do not represent cash flows from operations as defined by GAAP and are not indicative that cash flows are adequate to fund all cash needs and are not to be considered alternatives to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO, FFOAA and AFFO the same way so comparisons with other REITs may not be meaningful.

The following table summarizes FFO, FFOAA and AFFO for the three and nine months ended September 30, 2024 and 2023 and reconciles such measures to net income available to common shareholders, the most directly comparable GAAP measure:

EPR Properties
Reconciliation of Non-GAAP Financial Measures
(Unaudited, dollars in thousands except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
FFO:
Net income available to common shareholders of EPR Properties	$40,618	$50,228	$136,357	$109,412
Loss (gain) on sale of real estate	3,419	(2,550)	(15,989)	(1,415)
Impairment of real estate investments, net	—	20,887	11,812	64,672
Real estate depreciation and amortization	42,620	42,224	124,191	126,718
Allocated share of joint venture depreciation	2,581	2,315	7,454	6,532
Impairment charges on joint ventures	12,130	—	12,130	—
FFO available to common shareholders of EPR Properties	$101,368	$113,104	$275,955	$305,919

FFO available to common shareholders of EPR Properties	$101,368	$113,104	$275,955	$305,919
Add: Preferred dividends for Series C preferred shares	1,938	1,938	5,814	5,814
Add: Preferred dividends for Series E preferred shares	1,938	1,938	5,814	5,814
Diluted FFO available to common shareholders of EPR Properties	$105,244	$116,980	$287,583	$317,547

FFOAA:
FFO available to common shareholders of EPR Properties	$101,368	$113,104	$275,955	$305,919
Retirement and severance expense	—	—	1,836	547
Transaction costs	175	847	375	1,153
Provision (benefit) for credit losses, net	(770)	(719)	2,371	(407)
Costs associated with loan refinancing or payoff	337	—	337	—
Deferred income tax benefit	(728)	(76)	(1,254)	(258)
FFOAA available to common shareholders of EPR Properties	$100,382	$113,156	$279,620	$306,954

FFOAA available to common shareholders of EPR Properties	$100,382	$113,156	$279,620	$306,954
Add: Preferred dividends for Series C preferred shares	1,938	1,938	5,814	5,814
Add: Preferred dividends for Series E preferred shares	1,938	1,938	5,814	5,814
Diluted FFOAA available to common shareholders of EPR Properties	$104,258	$117,032	$291,248	$318,582

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
AFFO:
FFOAA available to common shareholders of EPR Properties	$100,382	$113,156	$279,620	$306,954
Non-real estate depreciation and amortization	175	208	547	623
Deferred financing fees amortization	2,211	2,170	6,657	6,449
Share-based compensation expense to management and trustees	3,264	4,354	10,494	13,153
Amortization of above and below market leases, net and tenant allowances	(84)	(182)	(252)	(456)
Maintenance capital expenditures (1)	(2,561)	(1,753)	(5,437)	(7,384)
Straight-lined rental revenue	(4,414)	(4,407)	(13,335)	(7,661)
Straight-lined ground sublease expense	20	77	77	1,043
Non-cash portion of mortgage and other financing income	(396)	(290)	(1,813)	(553)
Allocated share of joint venture non-cash items	712	—	712	—
AFFO available to common shareholders of EPR Properties	$99,309	$113,333	$277,270	$312,168

AFFO available to common shareholders of EPR Properties	$99,309	$113,333	$277,270	$312,168
Add: Preferred dividends for Series C preferred shares	1,938	1,938	5,814	5,814
Add: Preferred dividends for Series E preferred shares	1,938	1,938	5,814	5,814
Diluted AFFO available to common shareholders of EPR Properties	$103,185	$117,209	$288,898	$323,796

FFO per common share:
Basic	$1.34	$1.50	$3.65	$4.07
Diluted	1.31	1.47	3.60	3.99
FFOAA per common share:
Basic	$1.33	$1.50	$3.70	$4.08
Diluted	1.30	1.47	3.64	4.00
AFFO per common share:
Basic	$1.31	$1.50	$3.67	$4.15
Diluted	1.29	1.47	3.61	4.07
Shares used for computation (in thousands):
Basic	75,723	75,325	75,604	75,236
Diluted	76,108	75,816	75,945	75,655

Weighted average shares outstanding-diluted EPS	76,108	75,816	75,945	75,655
Effect of dilutive Series C preferred shares	2,319	2,287	2,310	2,279
Effect of dilutive Series E preferred shares	1,664	1,663	1,664	1,663
Adjusted weighted average shares outstanding-diluted Series C and Series E	80,091	79,766	79,919	79,597
Other financial information:
Dividends per common share	$0.855	$0.825	$2.545	$2.475

(1) Includes maintenance capital expenditures and certain second generation tenant improvements and leasing commissions.

The conversion of the 5.75% Series C cumulative convertible preferred shares and the 9.00% Series E cumulative convertible preferred shares would be dilutive to FFO, FFOAA and AFFO per share for the three and nine months ended September 30, 2024 and 2023. Therefore, the additional common shares that would result from the conversion and the corresponding add-back of the preferred dividends declared on those shares are included in the calculation of diluted FFO, FFOAA and AFFO per share for those periods.

Net Debt
Net Debt represents debt (reported in accordance with GAAP) adjusted to exclude deferred financing costs, net and reduced for cash and cash equivalents. By excluding deferred financing costs, net, and reducing debt for cash and cash equivalents on hand, the result provides an estimate of the contractual amount of borrowed capital to be repaid, net of cash available to repay it. The Company believes this calculation constitutes a beneficial supplemental non-GAAP financial disclosure to investors in understanding our financial condition. The Company's method of calculating Net Debt may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Gross Assets
Gross Assets represents total assets (reported in accordance with GAAP) adjusted to exclude accumulated depreciation and reduced for cash and cash equivalents. By excluding accumulated depreciation and reducing cash and cash equivalents, the result provides an estimate of the investment made by the Company. The Company believes that investors commonly use versions of this calculation in a similar manner. The Company's method of calculating Gross Assets may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Net Debt to Gross Assets Ratio
Net Debt to Gross Assets Ratio is a supplemental measure derived from non-GAAP financial measures that the Company uses to evaluate capital structure and the magnitude of debt to gross assets. The Company believes that investors commonly use versions of this ratio in a similar manner. The Company's method of calculating the Net Debt to Gross Assets Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

EBITDAre
NAREIT developed EBITDAre as a relative non-GAAP financial measure of REITs, independent of a company's capital structure, to provide a uniform basis to measure the enterprise value of a company. Pursuant to the definition of EBITDAre by the Board of Governors of NAREIT, the Company calculates EBITDAre as net income, computed in accordance with GAAP, excluding interest expense (net), income tax (benefit) expense, depreciation and amortization, gains and losses from dispositions of real estate, impairment losses on real estate, costs associated with loan refinancing or payoff and adjustments for unconsolidated partnerships, joint ventures and other affiliates.

Management provides EBITDAre herein because it believes this information is useful to investors as a supplemental performance measure because it can help facilitate comparisons of operating performance between periods and with other REITs. The Company's method of calculating EBITDAre may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. EBITDAre is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Adjusted EBITDAre
Management uses Adjusted EBITDAre in its analysis of the performance of the business and operations of the Company. Management believes Adjusted EBITDAre is useful to investors because it excludes various items that management believes are not indicative of operating performance, and because it is an informative measure to use in computing various financial ratios to evaluate the Company. The Company defines Adjusted EBITDAre as EBITDAre (defined above) for the quarter excluding sale participation income, gain on insurance recovery, retirement and severance expense, transaction costs, provision (benefit) for credit losses, net, impairment losses on operating lease right-of-use assets and prepayment fees.

The Company's method of calculating Adjusted EBITDAre may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. Adjusted EBITDAre is not a measure of performance under GAAP, does not represent cash generated from operations as defined by GAAP and is not indicative of cash available to fund all cash needs, including distributions. This measure should not be considered as an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or cash flows or liquidity as defined by GAAP.

Net Debt to Adjusted EBITDAre Ratio
Net Debt to Adjusted EBITDAre Ratio is a supplemental measure derived from non-GAAP financial measures that the Company uses to evaluate our capital structure and the magnitude of our debt against our operating performance. The Company believes that investors commonly use versions of this ratio in a similar manner. In addition, financial institutions use versions of this ratio in connection with debt agreements to set pricing and covenant limitations. The Company's method of calculating the Net Debt to Adjusted EBITDAre Ratio may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs.

Reconciliations of debt, total assets and net income (all reported in accordance with GAAP) to Net Debt, Gross Assets, Net Debt to Gross Assets Ratio, EBITDAre, Adjusted EBITDAre and Net Debt to Adjusted EBITDAre Ratio (each of which is a non-GAAP financial measure), as applicable, are included in the following tables (unaudited, in thousands except ratios):

	September 30,
	2024	2023
Net Debt:
Debt	$2,852,970	$2,814,497
Deferred financing costs, net	20,622	26,732
Cash and cash equivalents	(35,328)	(172,953)
Net Debt	$2,838,264	$2,668,276

Gross Assets:
Total Assets	$5,689,162	$5,719,377
Accumulated depreciation	1,546,509	1,400,642
Cash and cash equivalents	(35,328)	(172,953)
Gross Assets	$7,200,343	$6,947,066

Debt to Total Assets Ratio	50%	49%
Net Debt to Gross Assets Ratio	39%	38%

	Three Months Ended September 30,
	2024	2023
EBITDAre and Adjusted EBITDAre:
Net income	$46,650	$56,260
Interest expense, net	32,867	31,208
Income tax (benefit) expense	(124)	372
Depreciation and amortization	42,795	42,432
Loss (gain) on sale of real estate	3,419	(2,550)
Impairment of real estate investments, net	—	20,887
Costs associated with loan refinancing or payoff	337	—
Allocated share of joint venture depreciation	2,581	2,315
Allocated share of joint venture interest expense	2,587	2,164
Impairment charges on joint ventures	12,130	—
EBITDAre	$143,242	$153,088

Transaction costs	175	847
Provision (benefit) for credit losses, net	(770)	(719)
Adjusted EBITDAre	$142,647	$153,216

Adjusted EBITDAre (annualized) (1)	$570,588	$612,864

Net Debt/Adjusted EBITDAre Ratio	5.0	4.4

(1) Adjusted EBITDA for the quarter is multiplied by four to calculate an annualized amount but does not include the annualization of investments put in service, acquired or disposed of during the quarter, as well as the potential earnings on property under development, the annualization of percentage rent and participating interest and adjustments for other items. See detailed calculation and reconciliation of Annualized Adjusted EBITDAre and Net Debt/Annualized EBITDAre ratio that includes these adjustments in the Company's Supplemental Operating and Financial Data for the quarter and nine months ended September 30, 2024.

Total Investments
Total investments is a non-GAAP financial measure defined as the sum of the carrying values of real estate investments (before accumulated depreciation), land held for development, property under development, mortgage notes receivable and related accrued interest receivable, net, investment in joint ventures, intangible assets, gross (before accumulated amortization and included in other assets) and notes receivable and related accrued interest receivable, net (included in other assets). Total investments is a useful measure for management and investors as it illustrates across which asset categories the Company's funds have been invested. Our method of calculating total investments may be different from methods used by other REITs and, accordingly, may not be comparable to such other REITs. A reconciliation of total assets (computed in accordance with GAAP) to total investments is included in the following table (unaudited, in thousands):

	September 30, 2024	December 31, 2023
Total assets	$5,689,162	$5,700,885
Operating lease right-of-use assets	(175,451)	(186,628)
Cash and cash equivalents	(35,328)	(78,079)
Restricted cash	(2,992)	(2,902)
Accounts receivable	(79,726)	(63,655)
Add: accumulated depreciation on real estate investments	1,546,509	1,435,683
Add: accumulated amortization on intangible assets (1)	31,545	30,589
Prepaid expenses and other current assets (1)	(37,630)	(22,718)
Total investments	$6,936,089	$6,813,175

Total Investments:
Real estate investments, net of accumulated depreciation	$4,534,450	$4,537,359
Add back accumulated depreciation on real estate investments	1,546,509	1,435,683
Land held for development	20,168	20,168
Property under development	76,913	131,265
Mortgage notes and related accrued interest receivable, net	657,636	569,768
Investment in joint ventures	32,426	49,754
Intangible assets, gross (1)	64,544	65,299
Notes receivable and related accrued interest receivable, net (1)	3,443	3,879
Total investments	$6,936,089	$6,813,175

(1) Included in other assets in the accompanying consolidated balance sheet. Other assets include the following:

	September 30, 2024	December 31, 2023
Intangible assets, gross	$64,544	$65,299
Less: accumulated amortization on intangible assets	(31,545)	(30,589)
Notes receivable and related accrued interest receivable, net	3,443	3,879
Prepaid expenses and other current assets	37,630	22,718
Total other assets	$74,072	$61,307

About EPR Properties
EPR Properties (NYSE:EPR) is the leading diversified experiential net lease real estate investment trust (REIT), specializing in select enduring experiential properties in the real estate industry. We focus on real estate venues that create value by facilitating out of home leisure and recreation experiences where consumers choose to spend their discretionary time and money. We have total assets of approximately $5.7 billion (after accumulated depreciation of approximately $1.5 billion) across 44 states. We adhere to rigorous underwriting and investing criteria centered on key industry, property and tenant level cash flow standards. We believe our focused approach provides a competitive advantage and the potential for stable and attractive returns. Further information is available at www.eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

The financial results in this press release reflect preliminary, unaudited results, which are not final until the Company’s Quarterly Report on Form 10-Q is filed. With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our guidance, our capital resources and liquidity, our pursuit of growth opportunities, the timing of transaction closings and investment spending, our expected cash flows, the performance of our customers, our expected cash collections and our results of operations and financial condition. The forward-looking statements presented herein are based on the Company's current expectations. Forward-looking statements involve numerous risks and uncertainties, and you should not rely on them as predictions of actual events. There is no assurance that the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except as required by law, we do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 816-472-1700
www.eprkc.com